Exhibit (m)(2)

HIGHLAND FUNDS II

RULE 12b-1 DISTRIBUTION PLAN

Highland Funds II, a Massachusetts Statutory Trust (the “Trust”) that engages in business as an open-end management investment company and is registered as such under the 1940 Act, on behalf of its series, as shown on Schedule A (the “Funds”), adopts the following distribution plan (the “Plan”) pursuant to Rule 12b-1 (the “Rule”) under the 1940 Act for the purpose of providing personal service and/or the maintenance of shareholder accounts and to facilitate the distribution of shares of the Funds.

I.	Service and Distribution Fees

The Funds shall pay a service fee at the annual rate of 0.25% of the net assets of each of its Class A Shares, Class C and Class R Shares and a distribution fee at the annual rates of 0.10% of the average daily net assets of its Class A Shares, 0.75% of the average daily net assets of its Class C Shares and 0.25% of the average daily net assets of its Class R Shares. Such fees shall be accrued daily and paid monthly in arrears (or shall be accrued and paid at such other intervals as the Board may determine).

II.	Payments of Fees under the Plan

The Funds shall make all payments of service and distribution fees under this Plan to the Distributor on the 20th day of each month or, if such day is not a business day, on the next business day thereafter. The Funds shall not pay, nor shall the Distributor be entitled to receive, any amount under this Plan if such payment would result in the Distributor’s receiving amounts in excess of those permitted by applicable law or by rules of FINRA.

III.	Use of Fees

The Distributor may pay part or all of the service and distribution fees it receives from the Funds as commissions to financial service firms that sell the Funds’ shares or as reimbursements to financial service firms or other entities that provide shareholder services to record or beneficial owners of the Funds shares (including third-party administrators of qualified). This provision does not obligate the Distributor to make any such payments nor limit the use that the Distributor may make of the fees it receives.

IV.	Reporting

The Distributor shall provide to the Board, and the Board shall review, at least quarterly, written reports setting forth all Plan expenditures and the purposes for those expenditures. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.

V.	Other Payments Authorized

Payments by the Funds or the Distributor and its affiliates other than as set forth in Section I which may be indirect financing of distribution costs are authorized by this Plan.

VII.	Conditions to Effectiveness of Plan

While this Plan is in effect, the Trust shall satisfy the “fund governance standards” as defined in Rule 0-1(a)(7) under the 1940 Act.

VIII.	Continuation; Amendment; Termination

This Plan shall continue in effect with respect to a class of shares only so long as specifically approved for that class at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a class of shares without such shareholder approval as is required by the Rule and any applicable orders of the SEC, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any class of shares at any time as provided in the Rule without payment of any penalty.

Adopted: February 17, 2012

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It should be noted, however, that in April 2006 the Court of Appeals for the District of Columbia Circuit vacated subparagraphs (i) and (iv) of Rule 0-1(a)(7), which provisions require that a fund Board have at least 75% of its members independent and an independent Board Chairman, respectively. The court, however, withheld its mandate to afford the SEC an opportunity to reopen the record for comment.

Schedule A

Highland Trend Following Fund Class A

Highland Trend Following Fund Class C

Highland Trend Following Fund Class R

Highland Energy MLP Fund (formerly Highland Energy and Materials Fund) Class A

Highland Energy MLP Fund (formerly Highland Energy and Materials Fund) Class C

Highland Energy MLP Fund (formerly Highland Energy and Materials Fund) Class R

Highland Dividend Equity Fund Class A

Highland Dividend Equity Fund Class C

Highland Dividend Equity Fund Class R

Highland Alpha Trend Strategies Fund Class A

Highland Alpha Trend Strategies Fund Class C

Highland Alpha Trend Strategies Fund Class R

Highland Alternative Income Fund Class A

Highland Alternative Income Fund Class C

Highland Alternative Income Fund Class R

Highland Natural Resources Fund Class A

Highland Natural Resources Fund Class C

Highland Natural Resources Fund Class R

Highland Frontier Debt Fund Class A

Highland Frontier Debt Fund Class C

Highland Frontier Debt Fund Class R